Exhibit 99.1

FOR IMMEDIATE RELEASE

ANGEION SELECTS NEW INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Virchow Krause & Company selected as new Independent Registered Public Accounting Firm

ST. PAUL, Minn. — May 7, 2008 — The Angeion Corporation (NASDAQ: ANGN) today announced that the Audit Committee of the Board of Directors has selected Virchow Krause & Company, LLP to succeed KPMG LLP as the company’s independent registered public accounting firm, effective immediately.  Virchow Krause is the nation’s 15th largest certified public accounting and consulting firm according to Public Accounting Report’s “Top 100 of 2007.”

According to William J. Kullback, Angeion’s Chief Financial Officer, “the appointment of Virchow Krause does not stem from any disagreement or dissatisfaction with KPMG.”

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names.  These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness.  The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities.  For more information about Angeion, visit www.angeion.com.

Contact:

William J. Kullback, Senior Vice President & CFO

651-766-3492

bkullback@angeion.com